Exhibit 99.1

FOR IMMEDIATE RELEASE

Date:March 18, 2019                                                                                                                        Contact:Matt Hessler, CFMP, Director of Marketing                                                                                                                               Mitchell Lee, Communications Specialist                                                                                                      Phone: (559) 782-4900 or (888) 454-BANK                                                                                                                  NASDAQ Symbol: BSRR                                                                                                 Website Address:www.bankofthesierra.com

Bank of the Sierra Announces Matthew Macia as Executive VP, Chief Risk Officer

PORTERVILLE, CA – Bank of the Sierra announced today that Matthew Macia had been named the Bank’s Executive Vice President and Chief Risk Officer. Macia is the first Chief Risk Officer in the Bank’s history, and he will be responsible for its risk management program. Macia will monitor and assess potential risk and create solutions to manage and report it, with the cooperation of several of the Bank’s departments. He will become the Bank’s fifth executive officer and join its senior management team.

Macia brings over 27 years of experience in banking to the position. Most recently, he was Chief Risk Officer and Managing Director at TIAA-CREF in Charlotte, North Carolina, where he built out the entire risk management program for the bank. He has also worked for HSBC, Wells Fargo, and Bank of America. Macia was raised in Redwood City, California, and graduated with a bachelor’s degree in economics from Fresno State. He knows Porterville and Tulare County well and considers the Central Valley to be his home.

“We’re incredibly excited to add Matthew to the Bank of the Sierra family,” said Kevin McPhaill, the Bank’s President and Chief Executive Officer. “Our continued growth over the past 40-plus years has made a Chief Risk Officer position vital to our business, and someone with his considerable knowledge is a perfect fit for our Bank.”

About Bank of the Sierra                                                                                                        Bank of the Sierra is in its 42nd year of operations and is the largest independent bank headquartered in the South San Joaquin Valley. Bank of the Sierra is a community-centric regional bank, which offers a full range of retail and commercial banking services with full-service branches located within the counties of Tulare, Kern, Kings, Fresno, Los Angeles, Ventura, San Luis Obispo and Santa Barbara. The bank also maintains an online branch, and provides specialized lending services through an agricultural credit center and an SBA center. In 2018, Bank of the Sierra was recognized as one of the strongest and top-performing community banks in the country, with a 5-star rating from Bauer Financial and a Sm-All Star award from Sandler O’Neill.